Exhibit 99.1

OSI Systems Reports Fourth Quarter and Fiscal Year 2015 Financial Results

  Record Q4 and Full Year Revenue of $267 million and $958 million
  Record Q4 Earnings per Diluted Share
    GAAP EPS of $1.09
    Non-GAAP EPS of $1.22
  Record Full Year Earnings per Diluted Share
    GAAP EPS of $3.17 (36% growth)
    Non-GAAP EPS of $3.53 (13% growth)
  Company Provides Fiscal 2016 Revenue and EPS Guidance

HAWTHORNE, Calif.--(BUSINESS WIRE)--August 20, 2015--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for its fourth quarter and fiscal year ended June 30, 2015.

Deepak Chopra, OSI Systems’ President and CEO, stated, “We are pleased to report our fourth quarter and full year operating results. We achieved record sales and earnings during the quarter and fiscal 2015. With a robust pipeline of opportunities across each of our divisions coupled with significant, recently implemented operational improvement initiatives, we are optimistic for the future.”

The Company reported revenues of $267 million for the fourth quarter of fiscal 2015, an increase of 2% from the $260 million reported for the fourth quarter of fiscal 2014. Net income for the fourth quarter of fiscal 2015 was $22.4 million, or $1.09 per diluted share, compared to net income of $22.1 million, or $1.07 per diluted share, for the fourth quarter of fiscal 2014. Excluding the impact of restructuring and other charges, net income for the fourth quarter of fiscal 2015 would have been $25.0 million, or $1.22 per diluted share, compared to net income of $24.5 million, or $1.19 per diluted share, for the fourth quarter of fiscal 2014.

For the fiscal year ended June 30, 2015, the Company reported revenues of $958 million, a 6% increase from the $907 million reported for fiscal 2014. Net income for fiscal 2015 was $65.2 million, or $3.17 per diluted share, compared to net income of $47.9 million, or $2.33 per diluted share, in fiscal 2014. Excluding the impact of restructuring and other charges, and the impact in fiscal 2014 of tax elections related to the Company’s turnkey program in Mexico, net income for fiscal 2015 would have been $72.4 million, or $3.53 per diluted share, compared to net income of $64.3 million, or $3.13 per diluted share, for fiscal 2014.

During the quarter, the Company’s book-to-bill ratio for equipment and related services (non-turnkey) was 1.2 and, as of June 30, 2015, the Company’s backlog was $638 million. During fiscal 2015, the Company generated cash flow from operations of $105.1 million.

Mr. Chopra further commented, “Sales in our Healthcare Division increased by 29% over the prior year fourth quarter driven by significant growth in our U.S. patient monitoring business and the impact of an acquisition completed in the first quarter. New products have been well received, contributing to a very strong quarter providing nice momentum as we head into fiscal 2016.”

Mr. Chopra continued, “Our Security Division’s fourth quarter sales of $131 million were solid. Due to the difficult comparison from the partial fulfillment of our Foreign Military Sale contract with the U.S. Department of Defense in the fourth quarter of the prior year, revenues were down 7%. We are encouraged by the prospects of continued strong performance with the strength of the backlog, new cargo and vehicle inspection product orders, multiple wins for the recently introduced RTT™ 110 (Real Time Tomography) explosives detection systems, and a robust pipeline of opportunities throughout our product and turnkey portfolio.”

Mr. Chopra concluded, “During the fourth quarter our Optoelectronics and Manufacturing Division realized solid operating margin improvement and completed a significant facility consolidation within our contract manufacturing business. This initiative, as well as the recent deployment of other efficiency enhancements in our Healthcare and Security Divisions, will benefit our operations going forward.”

Company Outlook – Guidance for Fiscal 2016

Subject to the risks described herein, the Company anticipates fiscal 2016 sales to be between $985 million and $1,020 million. In addition, the Company anticipates earnings per diluted share of $3.75 to $4.00, excluding the impact of restructuring and other charges.

Presentation of Non-GAAP Financial Measures

This earnings release includes a presentation of non-GAAP net income and diluted earnings per share, each of which is a non-GAAP financial measure. Discussion of adjustments to arrive at non-GAAP figures for the three months and fiscal years ended June 30, 2014 and 2015 is provided to allow for the comparison of underlying earnings, net of restructuring and other charges, and the impact of tax elections made related to the Company’s turnkey program in Mexico that resulted in tax charges. Management believes that providing these non-GAAP figures provides additional insight into the ongoing operations of the Company. Non-GAAP financial measures should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results primarily because they exclude amounts that management does not view as reflective of ongoing operating results when planning and forecasting and when assessing the performance of the business. Management believes that the Company’s non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods.

Reconciliations of GAAP to non-GAAP net income and diluted earnings per share are in the accompanying tables.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast beginning at 9:00am PT (12:00pm ET) today to discuss its results for the fourth quarter and the full 2015 fiscal year. To listen, log on to the Company's website at www.osi-systems.com and follow the link in the Investor Relations section. A replay of the webcast will be available shortly after the conclusion of the conference call until September 4, 2015. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-855-859-2056 and entering the conference call identification number ‘14042799’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products and provides related services in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities in more than a dozen countries. The Company implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to the Company's current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside the Company's control and which may cause actual results to differ materially from those described in or implied by any forward-looking statement. Such statements include, but are not limited to, information provided regarding expected revenues, earnings and growth in fiscal 2016. In addition, the Company could be exposed to a variety of negative consequences as a result of delays related to the award of domestic and international contracts; delays in customer programs; delays in revenue recognition related to the timing of customer acceptance; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to the Company's businesses; unfavorable currency exchange rate fluctuations; market acceptance of the Company's new and existing technologies, products and services; the Company's ability to win new business and convert any orders received to sales within the fiscal year in accordance with the Company's operating plan; enforcement actions in respect of any noncompliance with laws and regulations including export control and environmental regulations and the matters that are the subject of some or all of the Company's ongoing investigations and compliance reviews, contract and regulatory compliance matters, and actions, if brought, resulting in judgments, settlements, fines, injunctions, debarment or penalties, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in the Company's Securities and Exchange Commission filings which could have a material and adverse impact on the Company's business, financial condition and results of operations. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. The Company assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under federal securities laws.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2015	2014	2015
	(unaudited)
Revenue	$260,104	$266,601	$906,742	$958,202
Cost of goods sold	174,496	177,368	601,742	632,849
Gross profit	85,608	89,233	305,000	325,353
Operating expenses:
Selling, general and administrative	39,700	41,710	166,869	171,756
Research and development	12,018	13,170	44,792	51,639
Restructuring and other charges	3,119	3,425	12,044	9,850
Total operating expenses	54,837	58,305	223,705	233,245
Income from operations	30,771	30,928	81,295	92,108
Interest expense and other income, net	(1,097)	(747)	(5,440)	(3,255)
Income before income taxes	29,674	30,181	75,855	88,853
Provision for income taxes	7,548	7,748	27,961	23,702
Net income	$22,126	$22,433	$47,894	$65,151

Diluted income per share	$1.07	$1.09	$2.33	$3.17
Weighted average shares outstanding – diluted	20,601	20,543	20,587	20,526

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2014	June 30, 2015
Assets
Cash and cash equivalents	$38,831	$47,593
Accounts receivable, net	185,773	178,519
Inventories	234,138	230,421
Other current assets	107,379	84,988
Total current assets	566,121	541,521
Non-current assets	444,956	438,153
Total Assets	$1,011,077	$979,674

Liabilities and Stockholders' Equity
Bank lines of credit	$24,000	$--
Current portion of long-term debt	2,819	2,801
Accounts payable and accrued expenses	123,065	114,525
Deferred revenues	60,677	47,787
Other current liabilities	92,046	84,168
Total current liabilities	302,607	249,281
Long-term debt	10,436	8,556
Advances from customers	50,000	25,000
Deferred income taxes	73,161	65,435
Other long-term liabilities	42,660	49,623
Total liabilities	478,864	397,895
Total stockholders’ equity	532,213	581,779
Total Liabilities and Stockholders’ Equity	$1,011,077	$979,674

SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2015	2014	2015
Revenues – by Segment:	(unaudited)
Security Division	$141,691	$131,479	$440,439	$481,087
Healthcare Division	61,232	78,981	222,313	255,691
Optoelectronics and Manufacturing Division, including intersegment revenues	70,496	67,960	284,496	267,872
Intersegment revenues elimination	(13,315)	(11,819)	(40,506)	(46,448)
Total	$260,104	$266,601	$906,742	$958,202

Operating income (loss) – by Segment:
Security Division(1)	$18,517	$16,878	$59,501	$67,804
Healthcare Division(2)	7,183	13,408	18,495	24,666
Optoelectronics and Manufacturing Division(3)	4,363	3,832	14,663	17,533
Corporate(4)	391	(3,707)	(11,497)	(17,455)
Eliminations	317	517	133	(440)
Total	$30,771	$30,928	$81,295	$92,108

(1)

Includes restructuring and other charges of $1.6 million and $1.2 million for the three months ended June 30, 2014 and 2015, respectively, and $6.7 million and $5.1 million for the fiscal years ended June 30, 2014 and 2015, respectively.

(2)	Includes restructuring and other charges of $0.2 million for the three months ended June 30, 2015 and $2.0 million and $1.4 million for the fiscal years ended June 30, 2014 and 2015, respectively.

(3)	Includes restructuring and other charges of $1.9 million for the three months ended June 30, 2015 and $1.4 million and $2.7 million for the fiscal years ended June 30, 2014 and 2015, respectively.

(4)

Includes restructuring and other charges of $1.6 million and $0.1 million for the three months ended June 30, 2014 and 2015, respectively, and $1.9 million and $0.7 million for the fiscal years ended June 30, 2014 and 2015, respectively.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME AND EARNINGS PER SHARE (in thousands, except earnings per share data)

	Three Months Ended June 30,				Fiscal Year Ended June 30,
	2014		2015		2014		2015
	Net income	EPS	Net income	EPS	Net income	EPS	Net income	EPS

GAAP basis	$22,126	$1.07	$22,433	$1.09	$47,894	$2.33	$65,151	$3.17

Restructuring and other charges, net of tax	2,326	0.12	2,546	0.13	8,817	0.43	7,222	0.36

Impact from election to accelerate depreciation for tax purposes	--	--	--	--	7,638	0.37	--	--
Non-GAAP basis	$24,452	$1.19	$24,979	$1.22	$64,349	$3.13	$72,373	$3.53

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
12525 Chadron Ave
Hawthorne, CA 90250
310-349-2237
avashishat@osi-systems.com